                                                                    EXHIBIT 14.1

              ADVANCED LIGHTING TECHNOLOGIES, INC. AND SUBSIDIARIES

                              POLICY AND PROCEDURES

POLICY#: A-3                                     PAGE  1 OF 3
REVISED: MAY 2005                                PREPARED BY: CORPORATE FINANCE
EFFECTIVE DATE: JULY 27, 2005                    APPROVED BY: BOARD OF DIRECTORS

TITLE: CODE OF ETHICAL CONDUCT FOR CHIEF EXECUTIVE OFFICER AND EXECUTIVE OFFICERS INCLUDING SENIOR FINANCIAL OFFICERS

POLICY: Advanced Lighting Technologies, Inc. (the "Company" or "ADLT") is committed to achieving high standards of business and personal ethics for itself, and its Chief Executive Officer and Executive Officers including Senior Financial Officers.

PURPOSE: To set forth key conduct requirements for certain senior officers of the Company in compliance with the Securities and Exchange Commission (SEC) rules requiring each issuer to disclose the provisions of its code of ethics for its principal executive officer, financial officer, principle accounting officer or controller and persons which perform similar functions.

SCOPE: This policy covers the Company's Chief Executive Officer and Executive Officers including Senior Financial Officers and any other individuals with similar functions and responsibilities for the Company's accounting and financial reporting.

CONTENTS:

CODE OF ETHICAL CONDUCT STANDARDS.........................................  1
EXHIBIT A - ANNUAL CERTIFICATION..........................................  3

CODE OF ETHICAL CONDUCT STANDARDS

The Company recognizes the importance and significant role of its Chief Executive Officer and Executive Officers including Senior Financial Officers within its corporate governance program. These individuals are uniquely capable and empowered to ensure that the interests of the Company's stakeholders are appropriately balanced, protected and preserved. Accordingly, this Code provides principles to which these individuals are expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the public and other stakeholders. As a result, the following standards are expected to be adhered to by each of these individuals:

1. Demonstrate honest and ethical conduct at all times, including avoiding actual or apparent conflicts of interest in personal and professional relationships. Avoid conflicts of interest, including disclosure to a person or persons within the Company or outside the Company of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

2. Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable in the Company's periodic reports required to be filed with the SEC and in all other information, both oral and written, to the Company's stakeholders, as well as any public communications made by the Company.

3. Comply with rules and regulations of federal, state, provincial and local governments and other appropriate private and public regulatory agencies, as well as the established policies of the Company.

4. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated.

5. Respect the confidentiality of information acquired in the course of their work, except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of work should not be used for personal advantage.

6. Share knowledge and maintain skills important and relevant to the needs of the Company.

7. Proactively promote ethical behavior as a responsible partner among peers in the work environment and community.

8. Acknowledge responsible use of and control over all assets and resources employed or entrusted to them.

All material transactions or relationships involving potential conflicts of interest should be reviewed first with the Company's legal counsel and its Audit Committee for approval before entering into such transaction. In rare circumstances the Audit Committee may grant a waiver for a specific provision of the Code. If an individual becomes aware of a violation of this Code, such violation should be reported to the Company's legal counsel and Audit Committee. The Company's Audit Committee has the final determination as to whether there has been a violation of this Code. In the case where the Audit Committee has determined that there has been a violation of this Code, the Audit Committee has the power and responsibility to discipline the individual committing the violation up to and including the power and responsibility to terminate the employment of the individual committing the violation, if they find that the individual had a clear knowledge of such violation.

Annually, each individual covered by this Code should sign a certification that they have complied with each of the requirements of this Code. Copies of this certification should be provided to the Company's Audit Committee.

                                                                       EXHIBIT A

                 CODE OF ETHICAL CONDUCT FOR EXECUTIVE OFFICERS

In my role as _____________________________________________ of Advanced Lighting
Technologies, Inc., I recognize that I hold an important and elevated role in the corporate governance of the Company. I am uniquely capable and empowered to ensure that stakeholders' interest are appropriately balanced, protected and preserved. Accordingly, the Company's Code of Ethical Conduct provides principles to which I am expected to adhere and advocate. The Code embodies rules regarding individual and peer responsibilities, as well as responsibilities to the Company, the public and other stakeholders.

I certify that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct and will continue to do so.

To the best of my knowledge and ability:

1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. I provide all constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3. I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6. I share knowledge and maintain skills important and relevant to the Company's needs.

7. I proactively promote ethical behavior as a responsible partner among peers in my work environment and community.

8. I acknowledge responsible use of and control over all assets and resources employed or entrusted to me.

____________________________                        ____________________________
Signature                                           Date

                                       3